Exhibit 4.1
HAWKEYE 360, INC.
SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of December 18, 2025, by and among HAWKEYE 360, INC., a Delaware corporation (the “Company”), and the investors listed on SCHEDULE A to this Agreement (the “Investors”).
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred stock and/or Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to a Fifth Amended and Restated Investors’ Rights Agreement, dated as of July 7, 2023, between the Company and such Investors (as amended, the “Prior Agreement”);
WHEREAS, Existing Investors comprising the Requisite Holders (as defined in the Prior Agreement) desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and
WHEREAS, certain of the Investors are parties to that certain Series E Preferred Stock Purchase Agreement of even date herewith between the Company and such Investors (the “Series E Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, the Existing Investors and the Company.
NOW, THEREFORE, the parties to this Agreement agree as follows:
1.    Definitions. For purposes of this Agreement:
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund, growth equity fund, private equity fund or similar investment vehicle now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
1.2    “[Investor 1]” means, collectively, [***].
1.3    “Board” means the board of directors of the Company.
1.4    “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.
1.5    “Competitor” means a Person engaged, directly or indirectly, including through any partnership, limited liability company, corporation, joint venture or similar arrangement whether now existing or formed hereafter, in a business that is competitive with the business(es) of the Company and its subsidiaries and involves developing or maintaining a mapping and analytics system to detect, identify, and geo-locate radio frequency spectrum, but shall not include any Person that, together with its Affiliates, holds less than ten percent (10%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor; provided that [Investor 7] (as defined below) and the New Money Series E Lead Investor (as defined below) shall not be deemed a Competitor.
1.6    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.7    “Deemed Liquidation Event” shall have the meaning ascribed to it in the Restated Certificate.
1.8    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.9    “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.
1.10    “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).
1.11    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.12    “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.13    “Foreign Person” means either (i) a Person or government that is a “foreign person” within the meaning of the DPA; or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.
1.14    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.15    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.16    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
1.17    “Governmental Organization” means any (a) federal, state, provincial, local or other government or supra-national or public international organization; or (b) regulatory or administrative authority or agency, department, board, division, instrumentality or commission, educational agency, body, or judicial or arbitral body, tribunal, or court, industry self-regulatory authority thereof or any business, entity, or enterprise owned or controlled by any of the foregoing.
1.18    “Government Contract” means any contract or agreement in effect as of the date hereof that (i) is between the Company, on the one hand, and a Governmental Organization, on the other hand, or (ii) is entered into by the Company as a subcontractor (at any tier) necessary to the performance of a contract or agreement between another Person and a Governmental Organization.
1.19    “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.20    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
1.21    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.22    “[Investor 2]” means, collectively, [***].
1.23    “Investor Group” means in relation to any Investor, that Investor and its associated companies from time to time.
1.24    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act, or direct listing of the Common Stock for trading on a nationally recognized exchange.
1.25    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds (i) shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and/or Series B Preferred Stock (including any shares of Common Stock issued upon conversion thereof) having an aggregate original purchase price from the Company of at least $500,000 and/or (ii) shares of Series C Preferred Stock (including any shares of Common Stock issued upon conversion thereof) having an aggregate original purchase price from the Company of at least $2,500,000 and/or (iii) shares of Series D Preferred Stock (including any shares of Common Stock issued upon conversion thereof) having an aggregate original purchase price from the Company of at least $3,000,000 and/or (iv) shares of Series D-1 Preferred Stock (including any shares of Common Stock issued upon conversion thereof) having an aggregate original purchase price from the Company of at least $5,000,000 and/or (v) shares of Series E Preferred Stock (including any shares of Common Stock issued upon conversion thereof) having an aggregate original purchase price from the Company of at least $19,999,000.
1.26    “New Money Series E Lead Investor” has the meaning ascribed to it in the Series E Purchase Agreement.
1.27    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.28    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.29    “Potential Regulatory Impact” or “PRI” means a circumstance that could reasonably be expected to result in (i) a violation by the Company of U.S. Department of the Treasury Office of Foreign Assets Control sanction programs; (ii) a requirement for the Company to enter into a Special Security Agreement, Voting Trust Agreement or Proxy Agreement with the U.S. Government pursuant to the National Industrial Security Program Operating Manual (“NISPOM”), provided that the Company shall first have made commercially reasonable efforts to address any relevant U.S. Government concerns by means of a board resolution or Security Control Agreement under the NISPOM, neither of which shall constitute a PRI, provided that the Company need not take any action that would have an adverse effect on the Company or its then- current or prospective business; (iii) the loss of any permit of the Company held or required to conduct the existing or prospective business of the Company, which loss would materially impair the Company’s ability to operate its existing or prospective business which, with respect to its prospective business, the Company would likely have obtained but for the loss of such permit; (iv) the initiation of any legal proceeding or investigation against the Company by any Governmental Organization; (v) a requirement to make a filing pursuant to the DPA; or (vi) a material breach of any of the Company’s material contracts, or material impact to potential business opportunities which the Company would otherwise likely have been able to realize, with the U.S. federal government departments or agencies, either as a prime contractor or as a subcontractor.
1.30    “Preferred Stock” means, collectively, shares of the Company’s Series A- 1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock.
1.31    “Preferred Director” means each of the Series A-1 Directors, the Series A-2 Directors, the Series C Director, the Series D Director, and the Series E Director.
1.32    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held by the Investors as of the date hereof or acquired after the date hereof; and (iii) any Common Stock issued as

(or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.
1.32    “Registrable Securities then outstanding” means, as of any time, the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities as of such time.
1.33    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.
1.34    “Requisite Holders” means the holders of at least a majority of the Registrable Securities then outstanding.
1.35    “Restated Certificate” means the Seventh Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated from time to time.
1.36    “SEC” means the Securities and Exchange Commission.
1.37    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.38    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.39    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.40    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.
1.41    “Series A-1 Director” means any director of the Company that the holders of record of the Series A-1 Preferred Stock are entitled to elect pursuant to the Voting Agreement and the Restated Certificate.
1.42    “Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.
1.43    “Series A-2 Director” means any director of the Company that the holders of record of the Series A-2 Preferred Stock are entitled to elect pursuant to the Voting Agreement and the Restated Certificate.
1.44    “Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.

1.45    “Series A-3 Preferred Stock” means shares of the Company’s Series A-3 Preferred Stock, par value $0.0001 per share.
1.46    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.
1.47    “Series C Director” means any director of the Company that the holders of record of the Series C Preferred Stock are entitled to elect pursuant the Voting Agreement and the Restated Certificate.
1.48    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.
1.49    “Series D Director” means any director of the Company that the holders of record of the Series D Preferred Stock are entitled to elect pursuant to the Voting Agreement and the Restated Certificate.
1.50    “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.0001 per share.
1.51    “Series D-1 Preferred Stock” means shares of the Company’s Series D-1 Preferred Stock, par value $0.0001 per share.
1.52    “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.0001 per share.
1.53    “Series E Director” means any director of the Company that the holders of record of the Series E Preferred Stock are entitled to elect pursuant to the Voting Agreement and the Restated Certificate.
1.54    “Voting Agreement” means that certain Seventh Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and the investors and stockholders party thereto, as the same may be amended and/or restated from time to time.
2.    Registration Rights. The Company covenants and agrees as follows:
2.1    Demand Registration.
(a)    Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement and (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or any other QPO (as defined in the Restated Certificate), the Company receives a request from the Requisite Holders that the Company file a Form S-1 registration statement with respect to at least sixty percent (60%) of the Registrable Securities then outstanding, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all of the Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to Subsection 2.1(a) a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.
(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).
2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.
2.3    Underwriting Requirements.
(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)    For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than a majority of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Requisite Holders, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the

Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 per registration, of one counsel for the selling Holders selected by the Requisite Holders and the reasonable fees (each, “Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Requisite Holders (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Requisite Holders agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel, accountants and investment advisors for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the

Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.
(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission;

provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor, if any, who becomes a party to this Agreement in accordance with Subsection 6.9.
2.11    “Market Stand-off” Agreement. Each Holder, to the extent permitted by all applicable laws and regulations, hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO or any other QPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
2.12    Restrictions on Transfer; PRIs.
(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.
(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.13(c)) be notated with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.
(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2 and Section 5.11. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to

SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Notwithstanding anything in this Agreement to the contrary, but subject to Section 5.11(d), no Holder shall consummate any proposed sale, pledge or transfer of Preferred Stock or Registrable Securities without giving written notice to the Company at least fifteen (15) days prior to the consummation thereof (unless earlier approved or waived by the Board); provided that such notice shall not be required at any time following the Company’s IPO or any other QPO. If the Board does not object to such sale, pledge, or transfer in accordance with Section 5.11(f)(ii) within fifteen (15) days after a Holder has delivered such notice, the Holder may consummate the proposed sale, pledge, or transfer. Subject to the foregoing, the Company will use commercially reasonable efforts to promptly effect any transfer that complies with SEC Rule 144, including causing the restrictive legend set forth in this Subsection 2.12 to be removed, without requiring the holder to provide a written opinion of legal counsel.
2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:
(a)    the closing of a Deemed Liquidation Event (as such term is defined in the Restated Certificate);
(b)    such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and
(c)    the third anniversary of the date of the IPO or any other QPO.
3.    Information and Observer Rights.
3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor; provided that the Board has not reasonably determined that such Major Investor is a Competitor of the Company:
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company and who are approved by the Board;
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)    as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;
(d)    as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).
(e)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and operating plan for the next fiscal year (collectively, the “Budget”), approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and
(f)    such other information relating to the financial condition, business, or corporate affairs, of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information that the Company reasonably and in good faith (i) considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); (ii) believes the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or (iii) considers to be commercially sensitive or competitively sensitive information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company).
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
Nothing in this Subsection 3.1 or otherwise in this Agreement shall be deemed to limit in any way any rights to information of any Major Investor pursuant to Section 220 of the Delaware General Corporation Law (or any successor provision thereto).

3.2    Inspection. The Company shall permit each Major Investor (provided that the Board has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its executive officers, during normal business hours of the Company as may be reasonably requested by the Major Investor after providing reasonable advance notice; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith (i) considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); (ii) believes the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel or (iii) considers to be commercially sensitive or competitively sensitive information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); provided further, that no Major Investor shall be permitted to exercise such rights on more than two (2) occasions in any consecutive twelve-month period.
3.3    Observer Rights.
(a)    As long as [Investor 3] (“[Investor 3]”) and its Affiliates continue to own beneficially shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 3] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(b)    As long as [Investor 4] (“[Investor 4]”) and its Affiliates continue to own beneficially shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 4] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(c)    As long as [Investor 5] (“[Investor 5]”) continues to own beneficially Registrable Securities, the Company shall invite a representative of [Investor 5] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(d)    As long as [Investor 6] (“[Investor 6]”) and its Affiliates continue to own beneficially shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 6] (the “[Investor 6] Observer”) to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons. The Company shall comply with requirements of U.S. export control laws and regulations in performing its obligations under this Agreement. Because [Investor 6] employs [***] citizens (possibly including the [Investor 6] Observer) who are not “U.S. Persons” for purposes of U.S. export control laws and regulations, the Company shall notify [Investor 6] prior to releasing to or discussing with [Investor 6] personnel any technical information that is subject to U.S. licensing requirements for export to [***] (e.g., Technology classified in ECCN 9E515 or ITAR-controlled Technical Data) so that [Investor 6] can identify requirements applicable to the subsequent release of such information to other [Investor 6] personnel. In addition, since the [Investor 6] Observer may not be a “U.S. Person,” the Company shall provide advance notification to [Investor 6] if technical information that is subject to U.S. licensing requirements for export to [***] will be discussed during a meeting of the Board or any committee thereof so that the [Investor 6] Observer can remove himself from that portion of the meeting or take steps with the Company to obtain authorization for the discussion or release of such information.
(e)    As long as [Investor 7] (“[Investor 7]”) or its Affiliates continue to own beneficially shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 7] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board (i) determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or (ii) reasonably and in good faith considers that such meeting or portion thereof constitutes commercially sensitive or competitively sensitive information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company).
(f)    As long as [Investor 8] or an Affiliate designated by [Investor 8] (such funding entity, “[Investor 8]”) and its Affiliates continue to own beneficially shares of Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 8] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(g)    As long as [Investor 9] and its Affiliates (“[Investor 9]”) continue to own beneficially an aggregate of at least 2,503,756 shares of Series C Preferred Stock or Series E Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, the Company shall invite a representative of [Investor 9] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(h)    As long as [Investor 10] (“[Investor 10]”) and its Affiliates continue to own beneficially shares of Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 10] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.

(i)    As long as [Investor 2] and its Affiliates continue to own beneficially shares of Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 2] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(j)    As long as [Investor 1] and its Affiliates continue to own beneficially shares of Series D-1 Preferred Stock (or shares of Common Stock issued upon conversion thereof), the Company shall invite a representative of [Investor 1] to attend all meetings of its Board and all committees thereof in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board determines upon written advice of counsel, such determination to be final and binding, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company, or for other similar reasons.
(k)    Notwithstanding the foregoing, no observer shall be invited to, or have the right to attend any meeting of the Compliance Committee of the Board, unless such observer is a U.S. citizen. In addition, in connection with the foregoing rights of this Section 3.3, the Company reserves the right to request that any of the respective representatives and observers of [Investor 3], [Investor 4], [Investor 5], [Investor 6], [Investor 7], [Investor 8], [Investor 9], [Investor 10], [Investor 2] and [Investor 1] enter into a confidentiality and non-disclosure agreement in a form reasonably satisfactory to such Investor and the Company. Such representatives and observers shall enter into such confidentiality and non-disclosure agreement prior to attending any meetings of the Board and committees thereof.
3.4     Foreign Ownership Notifications. If (a) the Company’s foreign ownership percentage increases or (b) any agreement to which the Company is a party is terminated due to the Company’s foreign ownership or any business proposal by the Company (including any government contract bids) is not accepted due to the Company’s foreign ownership, the Company shall notify each Major Investor as soon as practicable, but in any event within ten (10) days after such occurrence or such date the Company becomes aware of such change.
3.5    Termination of Information and Observer Rights. The covenants set forth in Subsection 3, Subsection 3.2, Subsection 3.3 and Subsection 3.4 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO or any other QPO, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event, whichever event occurs first.

3.6    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company or its representatives, whether pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), applicable law, or otherwise in connection with its investment in the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.6; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. For the avoidance of doubt, no Investor will use any confidential information obtained from the Company or its representatives pursuant to the terms of this Agreement in connection with any commercial arrangement such Investor may have with the Company.
3.7    Limitation on Foreign Person Investors. Notwithstanding the covenants set forth in this Section 3, the Company shall not provide any Investor that is a Foreign Person, and no Investor that is a Foreign Person shall seek, access to any “material non-public technical information” within the meaning of the DPA.
4.    Rights to Future Stock Issuances.
4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1, and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate is not a Competitor of the Company and agrees to enter into this Agreement and the Voting Agreement as an “Investor” under each such agreement.
(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then held by all Major Investors (assuming full conversion and/or exercise, as applicable, of all

Preferred Stock and other Derivative Securities held by such Major Investors). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).
(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.
(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) the issuance of shares of Series E Preferred Stock (as defined in the Series E Purchase Agreement) to any Additional Purchasers (as defined in the Series E Purchase Agreement) pursuant to Subsection 1.3 of the Series E Purchase Agreement; and (iii) shares of Common Stock issued in the IPO or any other QPO.
(e)    Notwithstanding any provision of Subsection 4.1 to the contrary, in lieu of complying with the provisions of this Subsection 4.1, solely with respect to Major Investors other than [Investor 3], [Investor 4], [Investor 7], [Investor 8], [Investor 9], [Investor 10], [Investor 2], [Investor 1], and the New Money Series E Lead Investor but subject to Subsection 4.1 with respect to [Investor 3], [Investor 4], [Investor 7], [Investor 8], [Investor 9], [Investor 10], [Investor 2], [Investor 1], and the New Money Series E Lead Investor, the Company may elect to give notice to such Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each such Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.
4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of an IPO or any other QPO or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

5.    Additional Covenants.
5.1    Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions reasonably acceptable to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.
5.2    Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement as determined by the Board from time to time.
5.3    Employee Stock. All future grants of options and shares of the Company’s capital stock, and the terms of all option and incentive plans, shall be approved and/or established by the Board.
5.4    Qualified Small Business Stock. If the Board determines it to be in the best interest of the Company and its owners, the Company shall use commercially reasonable efforts to cause the shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.
5.5    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, (a) the Board shall meet at least quarterly in accordance with an agreed-upon schedule, (b) the Board shall conduct a telephonic conference at least once every six (6) weeks in accordance with an agreed-upon schedule and (c) the Series E Director then sitting shall be invited to sit on any committees established by the Board, other than those related to national security (unless such then-sitting Series E Director, as applicable, has the requisite security clearance and is otherwise permitted by applicable law). The Company shall reimburse the nonemployee directors and observers for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board and any other meetings or events attended on the Company’s behalf at the Company’s written request. The Board may from time to time establish such committees as the Board deems advisable.
5.6    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, the Company shall use commercially reasonable efforts to make proper provision so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.
5.7    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company.
5.8    Compliance with Laws. The Company shall use commercially reasonable efforts, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to use commercially reasonable efforts, to comply in all material respects with all applicable laws.
5.9    Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.6, 5.7 and 5.10, shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before the consummation of the IPO or any other QPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, and (iii) upon a Deemed Liquidation Event, whichever event occurs first.
5.10    Right to Conduct Activities. The Company hereby agrees and acknowledges that each of the Investors (together with its respective Affiliates) engages in investment activities, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law and subject to such Investor’s compliance with its obligations under this Agreement, each of the Investors (together with its respective Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized use or disclosure of the

Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.
5.11    Foreign Person Limitations.
(a)    Except as provided in this Agreement or the Voting Agreement, unless otherwise approved by the Board, the Company will not provide to any Foreign Person, and no Holder who is a Foreign Person shall seek, any DPA Triggering Rights. No Investor who is a Foreign Person shall be permitted to obtain any DPA Triggering Rights or a voting equity interest in the Company that exceeds 9.9% of the Company’s total voting securities pursuant to the Purchase Agreement, Section 4 of this Agreement, or otherwise, including by way of any secondary transaction(s), without the approval of the Board.
(b)    Each Holder covenants that it will request approval from the Company in advance of permitting any Foreign Person affiliated with Holder, whether affiliated as a limited partner or otherwise, to obtain through the Investor any DPA Triggering Rights provided that the Company shall not unreasonably withhold this approval.
(c)    If a Holder becomes a Foreign Person or controlled by a Foreign Person, then it will provide at least fifteen (15) business days’ advance written notice to the Company.
(d)    If the Board determines in good faith that any Holder, by reason of such Holder’s (i) ownership or Foreign Person status notified pursuant to Section 5.11(b) or (c) or (ii) proposed sale, pledge, or transfer of Preferred Stock or Registrable Securities (pursuant to Section 2), could reasonably be expected to, by itself or when taken together with any other Holder’s ownership of Preferred Stock or Registrable Securities, result in any PRI, then the Board may deliver a written notice to such Holder (each, a “PRI Notice”), notifying such Holder that the Board has determined that a PRI may or could exist upon such Holder’s continued ownership of Preferred Stock or Registrable Securities or such Holder’s sale, pledge, or transfer of Preferred Stock or Registrable Securities to the transferee set forth in the notice delivered to the Company pursuant to Subsection 2.12(c); describing in reasonable detail the basis for the Board’s determination.
(e)    Each PRI Notice may make reasonable requests for information from the Holder that the Board believes are necessary to determine whether a PRI may or could exist upon such Holder’s continued ownership of Preferred Stock or Registrable Securities or such Holder’s proposed sale, pledge, or transfer of Preferred Stock or Registrable Securities and Holder will use commercially reasonable efforts to provide information responsive to such requests. Such Holder shall not have less than 10 days to respond to any such PRI Notice.
(f)    If, upon receipt of a PRI Notice, a Holder responds in a manner sufficient for the Board to determine that the basis for such PRI Notice no longer exists, and the Board makes such determination on such basis or otherwise (which determination shall be made within 10 days of such Holder’s response to the PRI Notice), then the Company shall promptly notify the Holder of such determination and no further action shall be required, and, with respect to a PRI Notice for the reason described under clause (ii) of Section 5.11(d), such proposed sale, pledge, or transfer shall be permitted. However, if, upon receipt of a PRI Notice, a Holder fails to respond to the PRI Notice within the time requested or in a manner sufficient for the Board to determine that the basis for such PRI Notice no longer exists, then (i) with respect to a PRI Notice for the reason described under clause (i) of Section 5.11(d), (A) the Company shall promptly notify such Holder of the Board’s determination, including the basis for such determination, and upon such Holder’s receipt of such notification, the Company and such Holder shall discuss changes in the respective rights and/or obligations of the Company and such Holder that would mitigate or resolve the PRI described in the applicable PRI Notice (and the Company and such Holder agree to negotiate promptly and in good faith whether any such changes in rights and/or obligations might be mutually acceptable and, if so, the implementation thereof) and (B) if the Company and Holder are unable to resolve the PRI, such Holder has not responded to such notice or has not made a good faith effort to mitigate or resolve the PRI, in each case within 20 days of such Holder’s receipt of the notice described in the preceding clause (A), upon written notice (a “Repurchase Notice”) to such Holder delivered within 60 days after delivery of the PRI Notice (or, if later, within 30 days after termination of any negotiations contemplated by the immediately preceding clause (A)), the Company may, in its sole discretion, elect to repurchase any or all of the shares of Preferred Stock or Registrable Securities held by such Holder at a purchase price (the “PRI Repurchase Price”) equal to the amount that would be distributable to the holder of such shares assuming the Company (x) sold all of its assets for the then-current fair market value of the Company, as determined in good faith by the Board valuing the Company on a going concern basis, in a transaction constituting a Deemed Liquidation Event (as defined in the Restated Certificate) and (y) distributed all available proceeds to its stockholders in accordance with Section 2 of Part B under Article Fourth of the Restated Certificate, which repurchase shall occur, if at all, within 180 days after delivery of the Repurchase Notice, or (ii) with respect to a PRI Notice for the reason described under clause (ii) of Section 5.11(d), the Company may object to such proposed sale, pledge, or transfer, in which case such Holder shall not be permitted, and agrees not to, effect such proposed sale, pledge, or transfer (and any such sale, pledge, or transfer shall be void ab initio). Any Repurchase Notice shall include a reasonably detailed description of the Board’s determination of the PRI Repurchase Price and the information the Board relied upon in determining the PRI Repurchase Price. During the 15 days following the delivery of the Repurchase Notice, the Holder may make reasonable requests for, and upon such request the Company shall promptly provide to the Holder (but subject to any limitations imposed by applicable law), any information that is reasonably necessary for the Holder to evaluate the PRI Repurchase Price and reasonably available to the Company. If, within 15 days of a Holder’s receipt of a Repurchase Notice, the Holder notifies the Company in writing that it objects to the PRI Repurchase Price, then the Company shall obtain an independent third-party valuation from a nationally recognized valuation or accounting firm (the “Valuation Firm”) that has not previously provided services to the Company or any subsidiary thereof or otherwise been engaged by the Company or any subsidiary thereof to provide services. The selection of the Valuation Firm shall be subject to the consent of the Holder, which consent shall not be unreasonably withheld, and the fees and reimbursable expenses of such Valuation Firm shall be shared equally between the Company and the Holder. The Valuation Firm shall determine the fair market value of the Company’s securities to be repurchased by the Company from the Holder for purposes of determining the PRI Repurchase Price. The Company and the Holders agree that the Valuation Firm’s determination of the PRI Repurchase Price shall be binding on the parties, and the Company (or its assigns) shall purchase from the applicable Holder, and the applicable Holder shall sell to the Company, the shares described in the applicable Repurchase Notice within two business days after the Valuation Firm’s final determination. Notwithstanding anything to the contrary contained herein, the Company may assign its right to repurchase a Holder’s shares under this Section 5.11 to one or more Persons, provided that the Company shall first offer such assignment of repurchase rights to the Major Investors (other than the applicable Holder), in which event each Major Investor shall have 15 days to accept such offer by written notice delivered to the Company; and in the event more than one Major Investor accepts such offer within such time period, such repurchase rights shall be allocated among such Major Investors pro rata based on their relative fully-diluted ownership percentages in the Company.
5.12    Real Property Holding Corporation. Promptly following (and in any event within ten (10) days after receipt of) written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest within the meaning of Section 897 of the Code. The Company’s determination shall comply with the requirements of Treasury Regulations Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulations Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.
5.13    FCPA. The Company shall not (and shall not permit any of its subsidiaries or controlled affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives, or agents acting on behalf of the Company to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further shall (and shall cause each of its subsidiaries and controlled affiliates to) maintain and periodically update systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Upon reasonable request by a Major Investor, the Company agrees to use commercially reasonable efforts to provide responsive information and/or certifications concerning its efforts to comply with applicable anti-corruption laws. The Company shall promptly notify each Major Investor if the Company becomes aware of any voluntary disclosure, governmental investigation, prosecution, or other enforcement action related to the FCPA or any other anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future to, comply with the FCPA.
5.14    Government Contracts The Company shall not (and shall not permit any of its subsidiaries or controlled affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives, or agents acting on behalf of the Company to) engage in any conduct that would violate any applicable Government Contract laws, regulations or provisions related to ethical conduct. The Company shall (and shall cause each of its subsidiaries and controlled affiliates to) comply with (i) anti-human trafficking laws and regulatory obligations, (ii) requirements associated with maintaining an affirmative action plan, (iii) obligations to use E-Verify, and (iv) requirements to file EEO-1 and VETS 4212 Reports, if applicable and as required by any Government Contract. Upon reasonable request by a Major Investor, the Company agrees to use commercially reasonable efforts to provide responsive information and/or certifications concerning its efforts to comply with its Government Contract and any other obligations associated with its status as a government contractor. The Company shall promptly notify each Major Investor if the Company becomes aware of any allegation, voluntary disclosure, governmental investigation, prosecution, or other enforcement action related to the material non-compliance with any Government Contract. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future to, comply with obligations arising from its Government Contracts.
6.    Miscellaneous.
6.1    Successors and Assigns. Except as otherwise specified in this Agreement, the rights under this Agreement may be assigned (but only with all related obligations and excluding any rights of any Holder under Section 3.3) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder, (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members, or (iii) acquired such Registrable Securities in a transfer made in accordance with the terms of this Agreement, and, after such transfer, holds all Registrable Securities held by the transferring Holder prior to such transfer; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
6.2    Governing Law. This Agreement and any claim, controversy, proceeding or other action of any kind or any nature (whether at law or in equity, based upon contract, tort or otherwise) that is any way related to this Agreement or any of the transactions related hereto shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on SCHEDULE A hereto, or to the principal office of the Company and to the attention of the Company’s chief executive officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Cooley LLP, 11951

Freedom Dr Suite 1400, Reston, VA 20194, Attn: Andrew Lustig, Telephone [***], Email: [***], and if notice is given to (v) Investors, except as set forth below, a copy shall also be given to the person(s), if any, indicated below their name on the schedule of addresses or the signature pages hetero, (a) [Investor 3], a copy shall also be sent to a copy shall also be sent to such additional email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5, (b) [Investor 4], a copy shall also be sent to [***], (c) [Investor 6], a copy shall also be sent to [***], (d) [Investor 7], a copy shall also be sent to [***]; (e) [Investor 8], a copy shall also be sent to [***], (f) [Investor 9], a copy shall also be sent to [***], (g) [Investor 2], a copy shall also be sent to [***], (h) [Investor 10], a copy shall also be sent to [***], and (i) [Investor 1], a copy shall also be sent to [***]. In the event that [Investor 3], [Investor 4], [Investor 6], [Investor 7], [Investor 8], [Investor 9], [Investor 10], [Investor 2], [Investor 1] or the New Money Series E Lead Investor are no longer Holders, compliance with this Subsection 6.5 with respect to such Holder shall not be required.
6.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Holders; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); provided further that, if [Investor 3] then owns Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), Subsection 3.3(a), this “provided-further” clause and the third-to-last sentence of this Section 6.6 may be amended, waived or terminated only with the written consent of [Investor 3]; provided further that if [Investor 4] then owns Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), Subsection 3.3(b), this “provided-further” clause and the third-to-last sentence of this Subsection 6.6 may be amended, waived or terminated only with the written consent of [Investor 4]; provided further that, if [Investor 5] then owns Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), Subsection 3.3(c), this “provided-further” clause and the third-to-last sentence of this Subsection 6.6 may be amended, waived or terminated only with the written consent of [Investor 5]; provided further that, if [Investor 6] then owns Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), Subsection 3.3(d), this “provided-further” clause and the third-to-last sentence of this Section 6.6 may be amended, waived or terminated only with the written consent of [Investor 6]; provided further that, if [Investor 7] or its Affiliates then own Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), Subsection 3.3(e), this “provided-further” clause and the third-to-last sentence of this Section 6.6 may be amended, waived or terminated only with the written consent of [Investor 7]; provided further that, if [Investor 8]then owns Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), Subsection 3.3(f), this “provided-further” clause and the third-to-last sentence of this Section 6.6 may be amended, waived or terminated only with the written consent of [Investor 8]; provided further that, if [Investor 9] then owns no less than an aggregate of 2,503,756 shares of Series C Preferred Stock or Series E Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, Subsection 3.3(g) and this “provided-further” clause may be amended, waived or terminated only with the written consent of [Investor 9]; provided further that, if [Investor 10] then owns shares of Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof), Subsection 3.3(h) and this “provided-further” clause may be amended, waived or terminated only with the written consent of [Investor 10]; provided further that, if [Investor 2] then owns shares of Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof), Subsection 3.3(i) and this “provided-further” clause may be amended, waived or terminated only with the written consent of [Investor 2]; provided further that, if [Investor 1] then owns shares of Series D-1 Preferred Stock (or shares of Common Stock issued upon conversion thereof), Subsection 3.3(j) and this “provided-further” clause may be amended, waived or terminated only with the written consent of [Investor 1]; provided further that, if the New Money Series E Lead Investor then owns shares of Series E Preferred Stock (or shares of Common Stock issued upon conversion thereof), Subsection 5.5 and this “provided-further” clause may be amended, waived or terminated only with the written consent of the New Money Series E Lead Investor; provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion and does not adversely affect the rights and obligations of any Investor in a disproportionately adverse manner relative to any other Investors (it being agreed, except as otherwise provided pursuant to the last proviso in this sentence, that a waiver of the provisions of Section 4 with respect to a particular transaction and/or amendment of the definition of Exempted Securities in the Restated Certificate with similar effect or of New Securities in this Agreement shall be deemed to apply to all Investors in the same fashion if such waiver or amendment does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Subsections 3.1, 3.2, and 4, and any other section of this Agreement specifically applicable to the Major Investors (including this clause (b)) may be amended, modified, terminated, or waived with only the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors and (c) Subsection 1.25 shall not be amended in a manner that would exclude a Major Investor from the definition of a Major Investor in Section 1.25, without the prior written consent of such excluded Major Investor; provided that no such waiver or amendment shall be effective with respect to a Major Investor if it deprives such Major Investor of its right to purchase its pro rata share (in accordance with Section 4.1(b)) of any New Securities in any transaction in which other Major Investors purchase New Securities. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding anything in this Agreement to the contrary, except with respect to the underwriters contemplated in Section 2.11, no Person who does not own Common Stock or Preferred Stock shall be entitled to any rights under this Agreement.
6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, whether pursuant to the Series E Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the federal courts situated in Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the federal courts situated in Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
6.13    Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Subject to the Investor’s obligations set forth in Section 3.6, nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
[SIGNATURE PAGE(S) FOLLOW]

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[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

SCHEDULE A
SCHEDULE OF INVESTORS
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